BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

In compliance with article 157, paragraph 4, of Law No.6,404 of December 15, 1976, as amended, and in accordance with the Comissão de Valores Mobiliários ("CVM") Instruction No.358 of March 01, 2012, as amended, BRF S.A. ("BRF" - BM&FBovespa: BRFS3; NYSE: BRFS - "Company") hereby announces that, the Board of Directors at a meeting held today, approved the Company's share buyback program ("Program") under the following conditions, pursuant to CVM Instruction No.10/80:

 • The goal of the Program is to promote an efficient use of available cash resources in order to maximize the Company's capital allocation;

 • The Program will provide the acquisition of up to 16,260,163 (sixteen millions two hundred and sixty thousand one hundred sixty-three) common shares, all book-entry shares and without face value, corresponding to 1.8% of the Company’s share capital, excluding treasury shares;

 • The Company's free float, according to the definition given by Article 3, paragraph III of CVM Instruction No.361 of March 05, 2002, is 867,284,349 shares;

 • The term of the Program will be of 89 (eighty nine) days from January 05, 2015, until April 03, 2015, and the Executive Board will be responsible to set the dates on which the buyback will be effectively executed. Any acquisition of shares will be compliant with the legal and regulatory blackout periods;

 • The buyback transactions will be carried out through the following financial institutions: Bradesco S.A. Corretora de Títulos e Valores Mobiliários, at Av. Paulista, 1450, 7º andar, Bela Vista, in the city and state of São Paulo, SP, Corporate Taxpayer’s ID (CNPJ) 61.855.045/0001-32 and Itaú Corretora de Valores S.A., at Av. Brigadeiro Faria Lima, 3.400 - 10º andar, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 61.194.353/0001-64.

The shares acquired under the Program will be canceled, used for the Company's Stock Option Plan or for any other plans approved by the Company.

São Paulo, December 18, 2014.

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer